EMPLOYMENT AGREEMENT

                                    Exhibit A


This Agreement made and entered into, effective May 30, 2000, by and between:

         Health Express U.S.A., Inc. a Florida corporation ( the "Company" ),

and

         Bruno Sartori ("Employee"), an individual residing at 231 Marine Court, Apt. 2, Lauderdale By The Sea, Florida, 33308.

WHEREAS, the Employee is employed by and is key executive of the Company; and

WHEREAS, the Company desires to continue to employ the Employee, and the Employee is willing to accept such employment, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Employment. The Company hereby employs the Employee as its Chief Financial Officer, on the terms hereinafter set forth, for a period of two (2) years three months from the date of this Agreement, and the Employee hereby accepts such employment

2. Duties. The Employee will render services in such executive, supervisory, management and general administrative capacities as the Board of Directors of the Company shall from time to time determine. Without limiting the foregoing, the Employee will act as an Chief Financial Officer of the Company and, in that capacity, will be responsible for overseeing the operations of the restaurants owned by the Company and will perform such duties, and exercise such authority, as are customarily exercised by such an officer.

The main office of the Company, which is located at 275 Commercial Blvd. Suite 260, Fort Lauderdale, Florida, will constitute the Employee's base of operations, and the Employee will not be required to render services on a permanent basis outside of that location. The Employee agrees, however, to render any required services away from the main office on a temporary basis and to travel wherever the Company may reasonably require. In connection with all such trips, the Employee will be advanced, or reimbursed for, all reasonable travel and living expenses; provided that he submits appropriate documentation for such expenses satisfactory to the Company.


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3. Exclusivity. The Employee will devote all of their working time to performing their duties under this Agreement, and during their employment with the company the Employee will not 1.

(i) act for their own account in any manner which is competitive with any of the business of the Company or which would interfere with the performance of their duties under this Agreement, or ( ii ) invest or have any financial interest, direct or indirect, in any business competitive with any of the business of the Company.

4. Compensation.

         4.1 Compensation. The Company will provide the following compensation for services rendered to the Company by the Employee:

         (i) Options for 150,000 Restricted shares of common stock of the Company at prices per share as outlined below, subject to the terms of a stock option agreement attached as Exhibit B. the options shall be exercisable at prices and pursuant to a schedule as follows:

                  (a) At any time between August 31, 2000 and August 31, 2002, Employee may exercise up to 150,000 options at a price of $1.31 per share.

         (ii) Restricted shares of common stock of the Company in the amount of 21,000 shares granted as follows:

                       9,000 restricted shares granted June, 2000
                       6,000 restricted shares granted October, 2000 6,000 restricted shares granted December, 2000

4.2 Deductions. The Company will deduct and withhold from any compensation payable to the Employee under this Agreement such amounts as the Company is required to deduct and withhold by law.

5. Expenses. The Company will reimburse the Employee for all proper, normal and reasonable expenses incurred by the Employee in performing the obligations under this Agreement upon the Employee furnishing the company with satisfactory evidence of such expenditures. The Employee will not incur any unusual or major expenditures without the Company's prior written approval.

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6. Benefits. The Employee's compensation and other rights and benefits under this Agreement will not be suspended or terminated because the Employee is absent from work due to illness, accident or other disability; but the Company may deduct from the Employees salary under Section 4.1 any payment received by the Employee under any disability insurance which the Company provides the Employee.

7. Insurance. If the Company desires at any time or from time to time to apply for, in its own name or otherwise, but at its expense, life, health, accident or other insurance covering the Employee, the Company may do so and may take out such insurance for any sum that it deems desirable. The Employee nevertheless will assist the Company in procuring the same by submitting from time to time to the customary medical, physical and other examinations, and by signing such applications, statements and other instruments as any reputable insurer may require.

8. Uniqueness of Services. The Employee acknowledges that their services hereunder are of a special, unique, unusual, extraordinary and intellectual character, the loss of which cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, the Company will be entitled to injunctive and other equitable relief to prevent or cure any breach or threatened breach of this Agreement by the Employee.

9. Negative Covenants

         9.1 The Employee will not, during or after the term of this Agreement, disclose to any third person, or make use or take any personal advantage of, any confidential information or any trade secret of any kind or nature obtained by him during the term hereof or during their employment by the Company.

         9.2 To the full extent permitted by law, the Employee will not, for a period of one year following the termination of their employment with the
Company:

         (i) attempt to cause any person, firm or corporation which is a customer of or has contractual relationship with the Company at the time of the termination of their employment to terminate such relationship with the Company, and this provision shall apply regardless of whether such customer has a valid contractual arrangement with the Company;

         (ii) attempt to cause any employee of the Company to leave such employment;


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14.3 All notices under or in connection with this Agreement shall be in writing and may be delivered personally or sent by mail, courier, fax or other written means of communication to the parties at their addresses and fax numbers set forth below or to such other addresses and fax numbers as to which notice is given:

(a) if to the Company:
Health Express U.S.A. Inc.
275 Commercial Blvd., Suite 260
Lauderdale By The Sea, FL. 33308

(b) if to the Employee:
Bruno Sartori
231 Marine Court # 8

Lauderdale By The Sea, FL. 33308


Notice will be deemed on receipt.

14.4 Section headings are for purposes of convenient reference only and will not affect the meaning or interpretation of any provision of this Agreement.

         This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements or understanding between them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HEALTH EXPRESS U.S.A., INC.



By:_____________________________                  Date:  May____, 2000
      Douglas Baker, President


By:___________________________                    Date:  May____, 2000
     Bruno Sartori, Employee


                                       6.


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                           HEALTH EXPRESS U.S.A., INC.
                              A FLORIDA CORPORATION

                                    Exhibit B

           STOCK OPTION TO PURCHASE 150,000 RESTRICTED SHARES OF STOCK

For value received Health Express U.S.A., Inc. a Florida Corporation (the "Corporation"), grants the following stock right to Bruno Sartori ("Employee").

(a) Issue. The Corporation agrees to issue up to One Hundred Fifty Thousand (150,000) Restricted nonassessable and fully-paid shares of stock described as follows: restricted shares of Common Stock of the Company, par value $0.001, for an exercise period as follows:

         (i) At any time between August 31, 2000 and August 31, 2002, Employee may exercise up to One Hundred Fifty Thousand options at a price of $1.31 per share..

(b) Limitations. Provided, that in no case shall this right be exercised after August 31,2002, nor shall this right be exercised unless Employee is employed by the Corporation at the time of exercise.

(c) Exercise. The purchase of the shares shall be accomplished by actual delivery of the sum due in lawful money of the United Stated of America together with this certificate at the office of the Treasurer of the Corporation, along with written notice detailing the number of shares.

(d) Restrictions On Sales. This Option may not be sold or assigned and is personal to the Employee.

(e) Terms. Such shares shall be issued for the consideration outlined in section
(a) above.

(f) Fractional Shares. Whenever the Corporation shall be obligated to issue a fractional share to any Stockholder or potential Stockholder, it shall have the following options:

         (1)      Issue the fractional share; or

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(A) the record date for such dividend, distribution or rights or, if a record is not to be taken, the date as of which the holders of common stock of record to be entitled to such dividend, distribution or rights are to be determined: or

(B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of common stock of record shall be entitled to exchange their shares of common stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

(j) Procedures. The Board of Directors of the Corporation, or a committee established by it, shall have the right from time to time to adopt other specific rules of procedure to carry out the full intent of this conversion provision and to do all reasonable acts necessary therefore; provided that such rules and acts shall not violate the specific terms of this option.

HEALTH EXPRESS U.S.A., INC.


By: ____________________________
      Douglas Baker, President